Exhibit 99.2

CREDIT SUISSE INTERNATIONAL One Cabot Square, London E14 4QJ

Date: 14 July 2015

To:	Rock Investment SAS 16, rue de la Ville L’Evêque 75008 Paris

Re.:            Confirmation of an Option Transaction

Dear Sirs,

The purpose of this letter agreement (this Confirmation) is to confirm the terms and conditions of Transaction (the Transaction) entered into between us on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below and supersedes any prior correspondence between us in relation to the Transaction.

The definitions and provisions contained in the 2006 ISDA Definitions (the 2006 Definitions) and the 2002 ISDA Equity Derivatives Definitions (the Equity Definitions, and together with the 2006 Definitions, the Definitions), in each case as published by the International Swaps and Derivatives Association, Inc. (ISDA), are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation shall supplement, form a part of, and be subject to the ISDA 2002 Master Agreement (the Agreement) as if on the Trade Date specified in this Confirmation, you and we had executed the ISDA 2002 Master Agreement without any Schedule except for the following additional provisions and elections (the Master Agreement):

(i)	the Master Agreement shall solely apply to the Transaction governed by this Confirmation and any other share option transaction entered into between the parties with respect to the Shares of the Issuer specified in this Confirmation, (the Relevant Transactions) and to no other transaction between us and accordingly any Event of Default or Termination Event arising under that Master Agreement shall solely affect, and the provisions of Sections 6(e) and 6(f) of that Agreement will only apply to, the Relevant Transactions (for the avoidance of doubt, the “Other Amounts” referred to in Section 6(f) of the Agreement shall only include amounts arising under the Agreement);

(ii)	the Automatic Early Termination provisions contained in Section 6(a) of such agreement shall not apply in relation to Party A and shall not apply in relation to Party B;

(iii)	the Termination Currency is EUR;

(iv)	for the purposes of Section 3(f) of this Agreement, Party B makes the following representations:

(1)	it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes; and

(2)	it is a “non-US branch of a foreign person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.

(v)	for the purposes of Sections 4(a)(i) and 4(a)(ii) of this Agreement, Party B agrees to deliver the following documents: an IRS Form W-8BEN and/or any other document required or reasonably requested to allow Party A to make payments under the Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (to be delivered within 5 Business Days of the Trade Date of each Transaction under this Confirmation and promptly upon learning that the form and statement previously provided by Party B has become obsolete or incorrect);

(vi)	Party B will also deliver an up to date copy of the following documents on or prior to the Trade Date which will be covered by the Section 3(d) Representation:

(1)	Party B’s statuts (its company articles); and

(2)	an electronic copy of the Extrait Kbis in respect of respectively NJJ Holding and Party B evidencing that NJJ Holding is the Président of Party B and Monsieur Xavier Niel is the Président of NJJ Holding.

(vii)	the Agreement and any non-contractual obligations arising out of or in relation to this Agreement will be governed by and construed in accordance with English law. All disputes arising out of or in relation to this Agreement or any non-contractual obligations arising out of or in relation to this Agreement shall be submitted to the exclusive jurisdiction of the English Courts;

(viii)	for the purposes of Section 13(c) of the Agreement, Party B will appoint its Process Agent within 10 Business Days (as defined in the General Terms below) of the date of this Agreement and will notify such appointment to Party A promptly thereafter;

(ix)	without prejudice to any other consequences under the Agreement, if Party B fails to appoint a Process Agent, Party B agrees that Party A shall be entitled to appoint one on behalf of and at the expense of Party B but for the avoidance of doubt Party A will also be permitted to effect service by any other method permitted by law;

(x)	“Multiple Transaction Payment Netting” will apply for the purpose of Section 2(c) of the Agreement to all Relevant Transactions;

(xi)	the parties agree that the definitions and provisions contained in Annexes 1 to 18 and Section 6 of the 2002 Master Agreement Protocol published by ISDA on 15 July 2003 are incorporated and apply to the Agreement. References in those definitions and provisions to any “ISDA 2002 Master Agreement and/or “2002 Master” will be deemed to be references to the Agreement; and

(xii)	the parties to the Agreement agree that the amendments set out in the Attachment to the ISDA 2012 FATCA Protocol published by ISDA on 15 August 2012 and available on the ISDA website (www.isda.org) shall apply to the Agreement. The parties further agree that the Agreement will be deemed to be a Covered Master Agreement and that the Implementation Date shall be the Trade Date as specified in this Confirmation regardless of the definitions of such terms in the Protocol.

This Confirmation relates to a Transaction consisting of a Call Option relating to the Shares. The terms of this Transaction are as follows:

1.	PARTIES

The Parties are:

(a)
Credit Suisse International, an unlimited liability company incorporated under the laws of England and Wales, whose registered office is located at One Cabot Square, London E14 4QJ, United Kingdom, registered with the companies registry of England and Wales under number 2500199 (Party A); and

(b)
Rock Investment SAS, a société par actions simplifiée incorporated under the laws of France, whose registered office is located at 16 rue de la Ville l’Evêque, 75008 Paris, registered at the Paris companies and trade register under number 795 278 860 (Party B).

2.	GENERAL TERMS

2.1	General Terms

Trade Date:	14 July 2015.

Effective Date:	The Trade Date.

Maturity Date:	16 June 2016.

Option Type:	Call.

Seller:	Party A.

Buyer:	Party B.

Strike Price:	The Initial Price.

Shares:	The fully paid ordinary shares of the Issuer (ISIN: IT0003497168) and “Share” means any one of them.

Issuer:	Telecom Italia, a società per azioni incorporated under the laws of Italy, whose registered office is at Via Gaetano Negri, 1 20123 Milan, Italy.

Individual Tranche:
The Transaction is made up of a series of tranches (each, an Individual Tranche), each with the terms set forth in this Confirmation, including Schedule 1 hereto. To the extent expressly provided for in this Confirmation, the payments and deliveries (as the case may be) required to be made in respect of the Transaction shall be determined separately for each Individual Tranche, as if it were a separate Transaction under the Agreement. For all other purposes under the Agreement (including, without limitation, Sections 5 and 6 of the Agreement), the Individual Tranches, together, shall be treated as one Transaction.

Individual Tranche Number of Shares:	With respect to each Individual Tranche, the number of Shares equal to 1/25th of the Aggregate Number of Shares (rounded to the nearest integer).

Maximum Aggregate Number of Shares:	572,000,000

Aggregate Number of Shares:
A number of Shares notified by Party A to Party B promptly following the Initial Hedging Period Completion Date and determined by reference to the Initial Hedge Positions established by Party A in accordance with the Initial Hedging Procedures provided that the Aggregate Number of Shares shall not exceed the Maximum Aggregate Number of Shares.

On the Settlement Date of an Individual Tranche, the Aggregate Number of Shares shall be reduced by the Individual Tranche Number of Shares for that Individual Tranche.

For the avoidance of doubt, there will be only one Initial Hedging Period (running from Trade Date to the Initial Hedging Completion Date) and the Aggregate Number of Shares will be determined following the Initial Hedging Period.

Number of Options:	For each Individual Tranche, a number equal to the Individual Tranche Number of Shares for that Individual Tranche.

Exchange:	Borsa Italiana.

Related Exchange:	IDEM.

Option Style:	European.

Calculation Agent:	Party A.

All calculations, adjustments, specifications, choices and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

Business Days:	London and Paris.

Initial Hedging Period:
The period during which Party A establishes its Initial Hedge Positions with respect to the Transaction (in the market or otherwise) which will end on the earlier to occur of (i) the Exchange Business Day on which Party A establishes Initial Hedge Positions such that the Aggregate Number of Shares will equal the Maximum Aggregate Number of Shares and (ii) the date falling 10 Exchange Business Days immediately following the Trade Date (the last Exchange Business Day in the Initial Hedging Period is the Initial Hedging Period Completion Date).

Initial Hedging Procedures:
During the Initial Hedging Period Party A shall, in its sole discretion, use reasonable endeavours to execute Initial Hedge Positions in respect of a number of Shares up to but not exceeding the amount required such that the Aggregate Number of Shares is equal to the Maximum Aggregate Number of Shares and will establish the Initial Hedge Positions subject to the Initial Hedge Conditions.

For the avoidance of doubt, these “Initial Hedging Procedures” apply to the Initial Hedge Positions established in connection with the initial hedging of the Transaction only, and shall not apply to any other hedging activities undertaken by Party A (and/or any of Party A’s Affiliates) in connection with the Transaction.

Initial Hedge Positions:	The Hedge Positions established by Party A with respect to the Transaction during the Initial Hedging Period.

Initial Hedge Conditions:
Prior to commencing the process of establishing its Initial Hedge Positions, Party A will consult with Party B as to whether Party B elects to impose any Initial Hedge Conditions. Party B may (but need not) set limits such that:

(i)	on any Exchange Business Day, Party A may not execute Initial Hedge Positions at a price per Share exceeding the price notified by Party B to Party A; and

(ii)
to establish the Initial Hedge Positions, Party A may not purchase on a given Exchange Business Day more than a specified percentage of the daily trading volume of the Shares (such specified percentage as notified by Party B to Party A).

Party B may waive the Initial Hedge Conditions or change the relevant price or percentage in (i) and (ii) above once the Initial Hedging Period has commenced by notifying Party A in accordance with the process agreed by Party A and Party B during the consultation prior to the start of the Initial Hedging Period with respect to the establishment of further Initial Hedge Positions after such notice is given.

Initial Price:
Determined promptly following the Scheduled Closing Time of the Exchange on the final Exchange Business Day of the Initial Hedging Period by Party A and equal to the volume weighted average price per Share (including any fees, stamp duty and taxes (including for the avoidance of doubt Italian Financial Transaction Tax) but for the avoidance of doubt, excluding any taxes on income) in the Settlement Currency at which Party A establishes its Initial Hedge Positions with respect to the Transaction in the market or otherwise, over the Initial Hedging Period.

Pricing Notice:
promptly following the Initial Hedging Period Completion Date, Party A shall promptly deliver written notice to Party B of the Aggregate Number of Shares and each Individual Tranche Number of Shares as of the last day of the Initial Hedging Period, the Initial Price, the Premium Amount Adjustment, and the Strike Price in respect of the Call Options (such notice, the Pricing Notice).

Initial Premium Amount:	EUR 100,000,000.

Initial Premium Payment Date:	The Initial Premium Amount will be payable by Party B to Party A on the Trade Date.

Final Premium Amount:
After the Scheduled Closing Time of the Exchange on the last Exchange Business Day of the Initial Hedging Period, Party A will determine the Final Premium Amount as being the product of (i) 14.44%, (ii) the Initial Price and (iii) the Aggregate Number of Shares.

Premium Amount Adjustment:	The Premium Amount Adjustment is an amount equal to the Final Premium Amount minus the Initial Premium Amount.

On the third Exchange Business Day following the last day of the Initial Hedging Period or if such date is not a Business Day, the next Business Day:

(i)	if the Premium Amount Adjustment is a positive number, then Party B will pay the Premium Amount Adjustment to Party A; and

(ii)	if the Premium Amount Adjustment is a negative number, then Party A will pay the absolute value of the Premium Amount Adjustment to Party B.

3.	PROCEDURE FOR EXERCISE

Exercise of European Options:	All options will be exercised solely in accordance with the Automatic Exercise provisions and Party B will not serve any Exercise notices.

Expiration Date:	In respect of each Individual Tranche, the Valuation Date for that Individual Tranche.

Expiration Time:	Thirty minutes after the Scheduled Closing Time of the Exchange on the Expiration Date.

Automatic Exercise:	Applicable, provided that such Option shall only be exercised automatically if it is In-the-Money.

4.	VALUATION

Valuation Date:	In respect of each Individual Tranche, as specified in Schedule 1 hereto.

Valuation Time:	In respect of each Individual Tranche, the Scheduled Closing Time on the Exchange on the Valuation Date for that Individual Tranche.

5.	SETTLEMENT

Settlement Currency:	EUR.

Settlement Method Election:	Applicable.

Electing Party:	Party B.

Default Settlement Method:	Cash Settlement.

Settlement Method Election Date:	The date falling 5 Scheduled Trading Days prior to the first Valuation Date specified in Schedule 1.

Cash Settlement Payment Date:
Where Cash Settlement applies, for each Individual Tranche, the third Currency Business Day after the relevant Valuation Date (unless such day is not a Business Day, in which case it shall be the next immediately following Business Day).

Settlement Price:	Where Cash Settlement applies, for each Individual Tranche, the VWAP of the Shares on the relevant Valuation Date, and the Strike Price if Physical Settlement applies.

VWAP:
For any Exchange Business Day, the volume weighted average price per Share in EUR (excluding opening auctions, closing auctions and block trades) as published on Bloomberg using AQR function in respect of the Shares traded only on the Exchange (or any successor page thereto). In the event where such information is not available on such Bloomberg page promptly following the Scheduled Closing Time of the Exchange on the relevant Exchange Business Day for any reason or is manifestly erroneous, the price as reasonably determined by the Calculation Agent.

Settlement Date:
For each Individual Tranche, the third Clearance System Business Day following the relevant Exercise Date (except that if such date is not a Business Day, it shall be the next Clearance System Business Day that is also a Business Day).

6.	DIVIDEND AMOUNT

These provisions apply in respect of each Individual Tranche separately. On each Dividend Amount Payment Date for the relevant Individual Tranche, Party A will pay to Party B an amount equal to the Dividend Amount.

Number of Hedged Shares (Call):
A number of Shares determined by the Calculation Agent as representing Party A’s aggregate Hedge Positions in respect of the relevant Individual Tranche as of the Ex-Dividend Date in respect of the relevant Dividend Payment Date.

Dividend Amount Payment Date:	The date falling two (2) Currency Business Days following each Dividend Payment Date (unless such day is not a Business Day in which case it shall be the following Business Day).

Dividend Amount:	The product of the Actual Dividend and the Number of Hedged Shares (Call).

Actual Dividend:
100% of the net cash ordinary dividend per Share (after deduction for or on account of withholding tax at the rate applicable to Party A) declared by the Issuer to holders of record of a Share and payable on a particular Dividend Payment Date and converted into the Settlement Currency at the spot rate on the relevant Dividend Amount Payment Date (if necessary).

For the avoidance of doubt, Extraordinary Dividends will not form part of the Actual Dividend and any dividend in kind (including in particular, but without limitation, a dividend in Share(s) received by the holder of record of a Share) shall constitute an Extraordinary Dividend.

Dividend Payment Date:	In respect of an Actual Dividend, each date during the Dividend Period on which an Actual Dividend is paid by the Issuer to holders of record of a Share.

Ex Dividend Date:	In respect of an Actual Dividend, the date on which the Shares have commenced trading ex-dividend on the Exchange.

Dividend Period:	The period commencing on and including the Trade Date and ending on and including the Valuation Date in respect of the relevant Individual Tranche.

7.	SHARE ADJUSTMENTS

Method of Adjustment:	Calculation Agent Adjustment.

8.	EXTRAORDINARY EVENTS – ADDITIONAL DISRUPTION EVENTS

8.1	Extraordinary Events

Consequences of Merger Events:

Share for Share:	Modified Calculation Agent Adjustment.

Share for Other:	Modified Calculation Agent Adjustment.

Share for Combined:	Modified Calculation Agent Adjustment.

Tender Offer:	Applicable.

Consequences of Tender Offer:

Share for Share:	Modified Calculation Agent Adjustment.

Share for Other:	Modified Calculation Agent Adjustment.

Share for Combined:	Modified Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalisation, Delisting and Insolvency:	Cancellation and Payment (Calculation Agent Determination).

Determining Party	Party A.

8.2	Additional Disruption Events

Change in Law	Applicable. Section 12.9(a)(ii) of the 2002 Definitions is replaced in its entirety by the words:

“‘Change in Law’ means that, on or after the Trade Date of this Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), the Calculation Agent determines in good faith that it has become illegal for a party to this Transaction to hold, acquire or dispose of Hedge Positions relating to such Transaction, provided that this Section 12.9(a)(ii) shall not apply if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality.”

Failure to Deliver	Applicable.

Insolvency Filing	Not Applicable.

Hedging Disruption	Applicable.

Loss of Stock Borrow:	Not Applicable.

Maximum Stock Loan Rate:	Not Applicable.

Increased Cost of Stock Borrow:	Not Applicable.

Initial Stock Loan Rate:	Not Applicable.

Increased Cost of Hedging
Applicable, except that in the definition of Increased Cost of Hedging ‘expense or fee (other than brokerage commissions)’ is deleted and ‘tax’ and ‘duty’ will not include any taxes on income (but it will for the avoidance of doubt include Italian Financial Transaction Tax). For the avoidance of doubt brokerage commissions will also be excluded from that definition.

Determining Party	Party A.

9.	OTHER PROVISIONS

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

10.	ADDITIONAL REPRESENTATIONS, AGREEMENTS AND UNDERTAKINGS

10.1	Additional Representations

(i)	Each party represents to the other party on the Trade Date and at all times during the Term of this Transaction, that:

(a)       it is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction; it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction; It has not received from the other party any assurance or guarantee as to the expected results of the Transaction;

(b)       it is capable of assessing the merits of, and understanding (on its own behalf or through independent professional advice), and understand and accepts, the terms, conditions, risks and suitability of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction;

(c) the other party (and the other party’s affiliates, employees or agents) are not acting as a fiduciary for or an adviser to it in respect of the Transaction; and

(d) it will make all disclosures required to be made by it under applicable law or regulation in respect of its entry into the Transaction.

(ii)	Party B represents to Party A on the Trade Date and at all times during the Term of this Transaction, that:

(a)       it has discussed the Transaction and has been advised on legal and tax matters by its independent legal counsel and has taken such other internal or external advice to the extent that it has deemed necessary;

(b) it has such sophistication, knowledge and experience in financial and business matters that it is capable of evaluating the merits, risks and suitability of entering into the Transaction;

(c) the purpose and effect of this Transaction are permissible and appropriate as a matter of applicable law, custom and regulation in the applicable jurisdiction;

(d)       it is solely responsible for deciding to enter into the Transaction and has not relied on any other party, other than its own advisors, in respect of the accounting or tax treatment to be applied to this Transaction, or the overall suitability of this Transaction;

(e)       the Transaction, including the accounting and tax treatment to be accorded to the Transaction, is consistent with all regulatory requirements applicable to Party B and arising from or applicable to the Transaction and it has taken all steps necessary to ensure that the Transaction complies with such requirements, and it will ensure that such accounting and tax treatment is appropriately reflected, if required, with the proper regulatory authorities in the applicable jurisdiction;

(f)       it, its officers, directors and employees, its Président and its Président’s Président has complied, and will comply, with all laws, regulations and administrative provisions applicable to it (or them) and that are relevant in connection with this Transaction, including disclosure obligations and market abuse provisions (if any);

(g) it has entered into this Transaction as principal for its own account in the normal and ordinary course of its business;

(h)       it has the requisite corporate power and authority to enter into the Transaction and perform the obligations thereunder. The execution and delivery of this Confirmation by Party B and the consummation by Party B of the Transaction contemplated hereby have been duly authorized by all necessary corporate action. This Confirmation has been duly executed and delivered by Party B; and

(i)       for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

(iii)       Party B represents to Party A on the Trade Date, each date during the Initial Hedging Period that Party B imposes or varies an Initial Hedge Condition during the Initial Hedging Period and, to the extent a Settlement Method Election notice is given, the date on which Party B gives the relevant notice for that purpose (each a “Relevant Date”) that it and its directors, officers and employees, its Président and its Président’s Président are not in possession of any material non-public information about the Issuer and/or the Shares.

For the avoidance of doubt, the mere existence of this Transaction between Party A and Party B does not constitute material non-public information for the purpose of this representation or the Event of Default below.

(iv)       On the Trade Date, Party B represents to Party A that there has been no change in the identity or percentage holdings of the shareholder(s) of (i) Party B since 12 September 2013 and (ii) NJJ Holding since 2 September 2013.

10.2	Additional Agreements and Undertakings

(a)
Party B will comply in all material respects with the laws, regulations and administrative provisions applicable to it (or them) in respect of the Transaction, including disclosure or reporting requirements in respect of the Transaction.

(b)
Party A will provide Party B with an indicative aggregate mark to market valuation promptly following the end of each calendar month in respect of the then outstanding Individual Tranches. Such valuations will not be firm offers to trade additional options or be binding in any way on Party A and nor will they reflect the amount that would be payable following termination of the Transaction in accordance with Section 6 of the Agreement. The provision of such valuations will also be subject to the applicable policies of Party A, including, without limitation, its standard terms and disclaimers for such valuations.

10.3	Additional Event of Default

(a)	In addition to the Events of Default in Section 5 of the Agreement, it shall be an additional Event of Default in respect of Party B if any Relevant Person:

(i)	at any time is not in compliance with its disclosure obligations or undertakes any action that constitutes market abuse under any relevant laws; or

(ii)	is on a Relevant Date in possession of any material non-public information in respect of the Issuer and/or the Shares.

(b)	Party B will notify Party A upon Party B becoming aware that a circumstance that constitutes an Event of Default under sub-paragraph (a) above has arisen.

“Relevant Person” means Party B, and its directors, officers and employees, its Président (and its directors and officers) and its Président’s Président, each of the ultimate shareholders of Party B from time to time and any intermediate holding company through which such ultimate shareholders hold interests in Party B.

For the avoidance of doubt Relevant Date has the meaning given in 10.1(iii) above and will only include a date in respect of a Settlement Method Election if Party B gives a notice for that purpose to Party A.

11.	NOTICES

The addresses and telephone and facsimile numbers for delivery of notices hereunder shall be as follows:

Notices to Party A:

Address: Credit Suisse International

One Cabot Square
London E14 4QJ
England
Attention:	(A) Head of Credit Risk Management; and
(B) Global Head of OTC Operations - Operations Department; and
(C) Head of Client Management Team, General Counsel Division
Swift:	Credit Suisse International CSFP GB2L

Facsimile:	+44 (0) 207888 2686
Attention:	Head of Client Management Team, General Counsel Division

Telephone number for oral confirmation of receipt of facsimile in legible form under this Agreement: +44 (0) 207888 2055. Designated responsible employee for the purposes of Section 12(a)(iii) of the Agreement: Senior Legal Secretary.

With a copy to:

Facsimile:	+44 (0) 207888 3715
Attention:	Head of Credit Risk Management

With a copy to:

Facsimile:	+44 (0) 207888 9503
Attention:	Global Head of OTC Operations - Operations Department.

The notice details above shall be used for all purposes under the Agreement, including, for the avoidance of doubt, for the purposes of notices under Sections 5 or Section 6 of the Agreement, subject to Paragraph 14 below.

Notices to Party B:	Rock Investment SAS, 16 rue de la Ville l’Evêque, 75008 Paris

Facsimile Number:	+ 33 (0)1 73 50 27 05

Attention:	Xavier Niel

12.	ACCOUNT DETAILS

Payments to Party A and Party B shall be made as follows:

Payments to Party A:	Bank:	Citibank London (CITIGB2L)
	Beneficiary:	Credit Suisse International
	Account:	10403229

Payments to Party B:	To be advised separately

Deliveries to Party A and Party B shall be made as follows:

Deliveries to Party A:	Bank:	Euroclear Bank Brussels
	Swift code:	MGTCBEBEECL
	CSD Account number:	EGSP 611
	Beneficiary:	Credit Suisse Securities (Europe) Limited
	Account:	Euroclear 93827

Deliveries to Party B:	To be advised separately

13.	ISDA 2013 EMIR PORTFOLIO RECONCILIATION, DISPUTE RESOLUTION AND DISCLOSURE PROTOCOL

Party A and Party B agree that, with effect from the Trade Date of the Transaction specified in this Confirmation, the terms of the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol (EMIR Port Rec Protocol), as published by the ISDA on 19 July 2013 and available on the ISDA website(www.isda.org), shall apply to the Agreement (as defined above) as if Party A and Party B had adhered to the EMIR Port Rec Protocol and the Agreement was a Protocol Covered Agreement. In respect of the attachment to the EMIR Port Rec Protocol, references to “the Implementation Date” shall mean the date of this Confirmation and references to “any ISDA Master Agreement” shall mean the Agreement. For the purposes thereof:

(a)	Party A is a Portfolio Data Sending Entity, with respect to which:

(i)	London is specified as the location for its Local Business Days for the purposes of the EMIR Port Rec Protocol; and

(ii)	Party B agrees to deliver the following items to Party A at the contact details shown below:

(A)	the Portfolio Data:

portfolio.recon@credit-suisse.com (as may be updated from time to time); and

(B)	notices of a discrepancy and Dispute Notices:

I.	recognition or valuation of OTC trades:portfolio.recon@credit-suisse.com

II.	collateral: cmu.recon@credit-suisse.com

(b)	Party B is a Portfolio Data Receiving Entity, with respect to which:

(i)	Paris is specified as the location for its Local Business Days for the purposes of the EMIR Port Rec Protocol; and

(ii)	the Portfolio Data, Notices of a discrepancy and Dispute Notices having to be sent to xniel@iliad.fr.

14.	ISDA 2013 EMIR NFC REPRESENTATION PROTOCOL

Party A confirms that it is an adhering party to the ISDA 2013 EMIR NFC Representation Protocol (NFC Protocol), as published by the ISDA on 8 March 2013 and available on the ISDA website (www.isda.org). Party A and Party B agree that the provisions set out in the attachment to the NFC Protocol and Party A’s elections made in its adherence letter to the NFC Protocol are incorporated into and shall apply to the Agreement as if the Agreement was a Covered Master Agreement. In this regard, references to “the Implementation Date” shall mean the date of this Confirmation and references to “the Agreement” shall mean the Agreement. For the purposes thereof:

(a)	Party A is a Party that does not make the NFC Representation;

(b)	Party B is a Party making the NFC Representation; and

(c)
for the purposes of sub-paragraph (ii) of the NFC Status provisions contained in the attachment to the NFC Protocol, the address details for the delivery by Party B to Party A of any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice are:

Clearing_status_notices@credit-suisse.com

(d)
in respect of any Clearing Status Notice or a Non-representation Notice delivered by Party B to Party A, Party B shall inform Party A of the date on which subparagraph (i)(1) and/or (i)(2) of the NFC Representation, as applicable, became, or will become, incorrect in respect of Party B. Party B provides such information (i) in the relevant Clearing Status Notice or a Non-representation Notice, or (ii) failing which, as soon as possible upon Party A’s request. The failure by Party B to take any action mentioned in this subparagraph will not constitute an Event of Default under the Agreement.

(e)
If the representation in subparagraph (i)(1) of the NFC Representation proves to have been incorrect or misleading in any material respect when made (or deemed repeated) by Party B (where Party B has become a financial counterparty (as such term is defined in EMIR) after it had served a Clearing Status Notice), sub-paragraph (iii) of the attachment to the NFC Protocol shall be deemed to apply and, for that purpose, (1) any Transactions subject to the clearing obligation pursuant to EMIR shall be deemed to be “Relevant NFC Clearable Transactions” and Transactions shall otherwise be deemed to be “Relevant NFC Non-Clearable Transactions”, (2) for the purposes of the definitions “Relevant NFC Non-Clearable Transaction Risk Mitigation Deadline Date” and “Change of Status Party”, the references to subparagraph (i)(2) of the NFC Representation therein shall be deemed to be references to subparagraph (i)(1) of the NFC Representation.

If Party B delivers a Non-representation Notice to Party A other than because Party B is or will become a financial counterparty (as such term is defined in EMIR), Party A will classify Party B as a non-financial counterparty that is subject to the clearing obligation.

Credit Suisse International is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Party B on request.

Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,
CREDIT SUISSE INTERNATIONAL

By:	/s/ Mounir Elarchi
	Name:	Mounir Elarchi
	Title:	Managing Director

By:	/s/ Walter Rotondo
	Name:	Walter Rotondo
	Title:	Managing Director

Accepted and confirmed as of the date
first above written:

Rock Investment SAS

By:	/s/ Xavier Niel
Name:	Xavier NIEL

Title:	as Président of NJJ Holding, itself Président of Rock Investments SAS

SCHEDULE 1

Individual Tranche	Valuation Date
1	Twenty Fourth Scheduled Trading Day immediately prior to Maturity Date
2	Twenty Third Scheduled Trading Day immediately prior to Maturity Date
3	Twenty Second Scheduled Trading Day immediately prior to Maturity Date
4	Twenty First Scheduled Trading Day immediately prior to Maturity Date
5	Twentieth Scheduled Trading Day immediately prior to Maturity Date
6	Nineteenth Scheduled Trading Day immediately prior to Maturity Date
7	Eighteenth Scheduled Trading Day immediately prior to Maturity Date
8	Seventeenth Scheduled Trading Day immediately prior to Maturity Date
9	Sixteenth Scheduled Trading Day immediately prior to Maturity Date
10	Fifteenth Scheduled Trading Day immediately prior to Maturity Date
11	Fourteenth Scheduled Trading Day immediately prior to Maturity Date
12	Thirteenth Scheduled Trading Day immediately prior to Maturity Date
13	Twelfth Scheduled Trading Day

Individual Tranche	Valuation Date
immediately prior to Maturity Date
14	Eleventh Scheduled Trading Day immediately prior to Maturity Date
15	Tenth Scheduled Trading Day immediately prior to Maturity Date
16	Ninth Scheduled Trading Day immediately prior to Maturity Date
17	Eighth Scheduled Trading Day immediately prior to Maturity Date
18	Seventh Scheduled Trading Day immediately prior to Maturity Date
19	Sixth Scheduled Trading Day immediately prior to Maturity Date
20	Fifth Scheduled Trading Day immediately prior to Maturity Date
21	Fourth Scheduled Trading Day immediately prior to Maturity Date
22	Third Scheduled Trading Day immediately prior to Maturity Date
23	Second Scheduled Trading Day immediately prior to Maturity Date
24	Scheduled Trading Day immediately prior to Maturity Date
25	Maturity Date

Amendment Agreement dated 6 August 2015
 (the “Amendment Agreement”)

between

Credit Suisse International	and	Rock Investment SAS
(“CSI”)		(the “Counterparty”)

The parties have previously entered into an option transaction (the “Transaction”) pursuant to a confirmation dated 14 July 2015 (as amended from time to time, the “Confirmation”), governed by the Master Agreement as defined therein, and have now agreed to amend the Confirmation by the terms of this Amendment Agreement.

Accordingly, in consideration of the mutual agreements contained in this Amendment Agreement, the parties agree as follows:

1.	Amendments

With effect from the date of this Amendment Agreement:

(a)	the definition of Maximum Aggregate Number of Shares in section 2.1 of the Confirmation shall be amended to “660,000,000”;

(b)	the definition of Initial Hedging Period in section 2.1 of the Confirmation shall be deleted and replaced with the following new definition:

“The period during which Party A establishes its Initial Hedge Positions with respect to the Transaction (in the market or otherwise) which will end on the earlier to occur of (i) the Exchange Business Day on which Party A establishes Initial Hedge Positions such that the Aggregate Number of Shares will equal the Maximum Aggregate Number of Shares and (ii) the date falling 20 Exchange Business Days immediately following the Trade Date (the last Exchange Business Day in the Initial Hedging Period is the Initial Hedging Period Completion Date)”; and

(c)	the definitions of Initial Premium Amount, Initial Premium Payment Date and Final Premium Amount shall be deleted and replaced with the following new definitions:

“Initial Premium Amount:	The sum of (i) EUR100,000,000 (the “First Initial Premium Amount”) and (ii) EUR16,000,000 (the “Second Initial Premium Amount”).

Initial Premium Payment Date:	The First Initial Premium Amount will be payable by Party B to Party A on the Trade Date and the Second Initial Premium Amount will be payable by Party B to Party A on 5 August 2015.

Final Premium Amount:
After the Scheduled Closing Time of the Exchange on the last Exchange Business Day of the Initial Hedging Period, Party A will determine the Final Premium Amount as being the sum of (A) product of (i) 14.44%, (ii) the Initial Price and (iii) the Aggregate Number of Shares minus the Relevant Number of Shares (if any), and (B) the product of (i) 13.89%, (ii) the Initial Price and (iii) the Relevant Number of Shares (if any). For the purposes of the above, the “Relevant Number of Shares” means the greater of (a) zero and (b) the Aggregate Number of Shares less 521,000,000.”

2.	Representations

On the date of this Amendment Agreement, each party makes the representations set forth in section 10.1(i) of the Confirmation and the Counterparty makes the representations set forth in section 10.1(ii), (iii) and (iv) of the Confirmation, for the purposes of which the definition of the “Relevant Date” in section 10.1(iii) of the Confirmation shall be deemed to include the date of this Amendment Agreement

3.	Miscellaneous

(a)	This Amendment Agreement forms part of, supplements and is subject to the Master Agreement and the Confirmation.

(b)
Except as specifically amended by this Amendment Agreement, the Confirmation will continue in full force and effect and this Amendment Agreement will not be construed as a waiver of existing rights under the Confirmation and/or the Master Agreement

(c)
From and after the effective date of this Amendment Agreement, all references in the Confirmation to “this Confirmation” (or words or phrases of a similar meaning) will be deemed to be references to the Confirmation as amended by this Amendment Agreement.

(d)	All capitalised terms used in this Amendment Agreement but not defined herein will have the meanings set forth in the Confirmation.

(e)
This Amendment Agreement and any non-contractual obligation arising out of or in relation to this Amendment Agreement will be governed by and construed in accordance with governing law of the Master Agreement.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement on the respective dates specified below with effect from the date specified on the first page of this document.

CREDIT SUISSE INTERNATIONAL	ROCK INVESTMENT SAS

By:	/s/ Mounir Elarchi	By:	/s/ Xavier Niel
Name:	Mounir Elarchi	Name:	Xavier Niel
Title:	Managing Director	Title:	President
Date:		Date:	6/08/2015

By:	/s/ Michael Belkin
Name:	Michael Belkin
Title:	Director
Date:	Global Markets Solutions Group

CREDIT SUISSE INTERNATIONAL One Cabot Square, London E14 4QJ

Date: 18 August 2015

To:	Rock Investment SAS 16, rue de la Ville L’Evêque 75008 Paris

Re.:	Amendment to the Confirmation of an Option Transaction

Dear Sirs,

The purpose of this letter agreement (this Amendment) is to amend the terms of the Call Option Transaction in respect of shares in Telecom Italia confirmed by a Confirmation entered into between us with a Trade Date of 14 July 2015 as previously amended by the parties on 6 August 2015 (the Confirmation). The Confirmation is subject to and forms part of a 2002 ISDA Master Agreement as if the parties had executed such agreement on the same date as the Confirmation with the elections specified in the Confirmation (the Agreement).

Capitalised terms used in this Amendment but not otherwise defined have the meaning given to them in the Confirmation.

1.	AMENDMENTS

1.1	Amendment Date

Subject to paragraph 2 below, the terms of the Transaction and the Confirmation are further amended as set out in Annex 1 from the later of (i) 18 August 2015 (being the Scheduled Amendment Date) and (ii) the date on which Party A has confirmed to Party B that:

(i)	each of the documentary Conditions Precedent set out in Part 1 of Annex 2 has been satisfied; and

(ii)	the Initial Number of Iliad Shares has been delivered by the Pledgor to the Pledged Account,

(such date, the Amendment Date).

For the avoidance of doubt, the parties acknowledge that if the Amendment Date occurs after the Scheduled Amendment Date, it will not constitute an Event of Default.

1.2	The Initial Number of Iliad Shares

(a)	The Initial Number of Iliad Shares will be equal to a number of Iliad Shares as determined by Party A in accordance with the following formula and rounded to the nearest integer:

(Final Premium Amount/Initial Ratio) minus Initial Call Option Value
Initial Pledged Share Closing Price

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For this purpose only:

Final Premium Amount has the meaning given to in the Confirmation.

Initial Call Option Value means, subject to sub-paragraph (b) below, the Call Option Value (as defined in Part 2 of Annex 1) in respect of the Exchange Business Day prior to the Scheduled Amendment Date (assuming for this purpose the amendments in Part 2 of Annex 1 are effective).

Initial Pledged Share Closing Price means, subject to sub-paragraph (b) below, the Pledged Share Closing Price (as defined in Part 2 of Annex 1) in respect of the Exchange Business Day prior to the Scheduled Amendment Date.

Initial Ratio means 0.35

(b)
If the Amendment Date does not occur on the Scheduled Amendment Date, then the Initial Number of Iliad Shares shall be recalculated by Party A by reference to the Exchange Business Day prior to any subsequent proposed Amendment Date and such proposed Amendment Date will only be the actual Amendment Date if on such date each of the documentary Conditions Precedent set out in Part 1 of Annex 2 has been satisfied and the Pledgor has delivered to the Pledged Account such additional Iliad Shares (if any) so that on such proposed Amendment Date, the number of Iliad Shares in the Pledged Account is at least equal to such recalculated Initial Number of Iliad Shares.

1.3	Acknowledgement

Party B acknowledges that the Pledge is an essential condition without which Party A would not have entered into this Amendment.

2.	Long Stop Date

If Party A does not give the notification under paragraph 1 above on or prior to the date which is 30 calendar days from and excluding the date of this Amendment, the amendments in Annex 1 will not take effect.

3.	Amendments to the Agreement

The additional provisions and elections in respect of the Agreement are hereby amended by inserting the following additional elections:

“(xiii)
The Cross-Default provisions of Section 5(a)(vi) will apply to Party B but will not apply to Party A. Specified Indebtedness will have the meaning specified in Section 14 of this Agreement and the Threshold Amount will be EUR 10,000,000 (ten million euros) or its equivalent in any other currency or currencies.”

4.	Representations

(a)
Each party represents to the other party in respect of the Confirmation that the representations made by it under Section 3 of the Agreement (other than under Section 3(e) in respect of which no representations have been made by either party) are true and accurate as of the date this Amendment is executed and for this purpose the references to the ‘Agreement’ in the representations in Section 3 of the Agreement will be extended to also include this Amendment.

(b)
On the date of this Amendment Agreement and the Amendment Date, each party makes the representations set forth in sub-paragraph 10.1(i) of the Confirmation and Party B makes the representations set out in sub-paragraphs 10.1(ii), (iii) and (iv) of the Confirmation. For this purpose the definition of “Relevant Date” in sub-paragraph 10.1(iii) of the Confirmation shall include the date of this Agreement and the Amendment Date and the representation in 10.1(iv) shall be made in respect of the facts and circumstances as existing on the date of this Amendment and the Amendment Date (as opposed to the Trade Date only).

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5.	Miscellaneous

(a)	Entire Agreement; Restatement.

(i)
This Amendment constitutes the entire agreement and understanding of the parties with respect to the amendments to be made to the Confirmation and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

(ii)
Except for any amendment to the Confirmation made pursuant to this Amendment, all terms and conditions of the Confirmation will continue in full force and effect in accordance with its provisions. References to the Confirmation or Transaction will be to the Confirmation or Transaction, as amended by this Amendment.

(iii)
The entirety of this Amendment forms part of the Agreement for all purposes including section 5 of the Agreement (subject to the occurrence of the Amendment Date in respect of the effectiveness of the amendments in Part 2 of Annex 1).

(b)	Counterparts. This Amendment may be executed and delivered in counterparts (including transmission by facsimile, electronic messaging system or e-mail), each of which will be deemed an original.

(c)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(d)
Governing Law and Jurisdiction. This Amendment and any non-contractual obligations arising out of or in relation to this Amendment will be governed by and construed in accordance with English law. All disputes arising out of or in relation to this Amendment or any non-contractual obligations arising out of or in relation to this Amendment shall be submitted to the exclusive jurisdiction of the English Courts.

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IN WITNESS WHEREOF the parties have executed this Amendment on the respective dates specified below with effect from the date specified first on the first page of this Amendment.

CREDIT SUISSE INTERNATIONAL

By:	/s/ Cameron Hedger
	Name:	Cameron Hedger
	Title:	Managing Director

By:	/s/ Chris Denruyter
	Name:	Chris Denruyter
	Title:	Managing Director

Accepted and confirmed as of the date first above written:

Rock Investment SAS

By:	/s/ Xavier Niel
Name:	Xavier NIEL

Title:	as Président of NJJ Holding, itself Président of Rock Investments SAS

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ANNEX 1

1.	AMENDMENT TO PREMIUM PROVISIONS

(a)	The definition of Final Premium Amount is deleted and replaced with:

“Final Premium Amount:	After the Scheduled Closing Time of the Exchange on the last Exchange Business Day of the Initial Hedging Period, Party A will determine the Final Premium Amount as being the sum of:

(A)	the product of (i) 14.44%, (ii) the Initial Price and (iii) the Aggregate Number of Shares minus the Relevant Number of Shares (if any), and

(B)	the product of (i) 13.89%, (ii) the Initial Price and (iii) the Relevant Number of Shares (if any).

For the purposes of the above, the “Relevant Number of Shares” means the greater of (a) zero and (b) the Aggregate Number of Shares less 521,000,000.”

(b)	The following provisions are inserted into the Confirmation immediately below Premium Amount Adjustment:

“Repayment of Premium Previously Paid by Party B

Party A shall pay to Party B on the third Currency Business Day following the Amendment Date EUR 115,399,340.47.

Accrued Premium

Party B shall pay to Party A the Accrued Premium on the Accrued Premium Payment Date.

Accrued Premium:	In respect of any day, an amount in EUR equal to the sum of (i) the Outstanding Premium Amount and (ii) the Accrued Interest.

Outstanding Premium Amount:	In respect of any day, an amount equal to (i) the Final Premium Amount minus (ii) any Premium Prepayment Amounts made on or prior to such day.

Accrued Interest:
In respect of any day, an amount equal to (i) aggregate Daily Interest calculated in respect of each day from the Amendment Date to but excluding such day minus (ii) any Accrued Interest Prepayment Amounts made on or prior to such day.

The Daily Interest is not subject to Compounding.

Daily Interest:	On any day, an amount equal to:

(i)	the Outstanding Premium Amount; multiplied by

(ii)	the sum of EONIA and 1.25%; divided by

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(iii)	365.

Accrued Premium Payment Date:
The earlier to occur following the Amendment Date of (i) the Maturity Date; (ii) the date on which Party A and Party B mutually agree that the Transaction is to be early terminated, unwound or cancelled; or (iii) the date on which a Premium Repayment Event occurs (as defined in paragraph 12 below).

EONIA:	Means in respect of any day, the overnight rate calculated by the European Central Bank and published on Reuters Screen EONIA Page in respect of that date.

Premium Prepayment

Prepayment Right:
Party B may: (i) if it gives one (1) Business Days’ prior notice to Party A, prepay the whole or part of the Outstanding Premium Amount on the date specified in the notice; and/or (ii) if it gives one (1) Business Days’ prior notice to Party A instruct Party A to apply all or any specified portion of the Cash Collateral Account Balance as a prepayment of the whole or part of the Outstanding Premium Amount on the date specified in the notice.

Each such amount that has been paid by Party B and/or each portion of the Cash Collateral Account Balance that has been applied on Party B’s instructions is a Premium Prepayment Amount.

Each time a Premium Prepayment Amount is paid or applied, Party B must at the same time prepay the Relevant Proportion of the Accrued Interest (each such portion of the then Accrued Interest paid by Party B is an Accrued Interest Prepayment Amount).

For the avoidance of doubt any prepayment in the context of satisfying a Top-Up Notice shall not require a separate notice other than the response to the Top-Up Notice required under paragraph 12.1(c) below.

Relevant Proportion:
Means in respect of any prepayment, the quotient of the following expressed as a percentage: (i) the Premium Prepayment Amount and (ii) the Outstanding Premium Amount immediately prior to the relevant prepayment.”

2.	SETTLEMENT

The “Cash Settlement Payment Date” and the “Settlement Date” definitions shall be replaced with the following (such that the Cash Settlement Payment Date or the Settlement Date, as applicable, for each Individual Tranche all fall on the same date):

Cash Settlement Payment Date:
For each Individual Tranche, the third Clearance System Business Day following the Maturity Date (except that if such date is not a Business Day, it shall be the next Clearance System Business Day that is also a Business Day).

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Settlement Date:
For each Individual Tranche, the third Clearance System Business Day following the Maturity Date (except that if such date is not a Business Day, it shall be the next Clearance System Business Day that is also a Business Day).

3.	AMENDMENTS TO PARAGRAPH 10 OF CONFIRMATION

(a)	Paragraphs 10.2 and 10.3 are deleted and replaced with the following:

“10.2	Additional Agreements and Undertakings

(i)
Party B shall comply in all material respects with the laws, regulations and administrative provisions applicable to it (or them) in respect of the Transaction, including disclosure or reporting requirements in respect of the Transaction.

(ii)
Party B shall promptly notify Party A if it becomes aware of the occurrence of a Premium Repayment Event, a Potential Event of Default or an Event of Default in respect of itself (and in respect of a Potential Event of Default or an Event of Default any steps being taken to remedy the relevant event).

(iii)	Party B shall supply to Party A:

(a)	all documents that the law or its articles of incorporation compels Party B to dispatch to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against Party B; and

(c)	promptly, such further information regarding the financial condition, its business and operations as Party A may reasonably request.

(iv)	Party B shall not:

(a)	create or permit to subsist any security over the Pledged Shares other than the Pledge.

(b)	shall not enter into any amalgamation, demerger, merger or corporate reconstruction; and

(c)	shall not substantially change the general nature of the business of Party B from that carried out as at the Amendment Date.

(v)
Party A will provide Party B with an indicative aggregate mark to market valuation promptly following the end of each calendar month in respect of the then outstanding Individual Tranches. Such valuations will not be firm offers to trade additional options or be binding in any way on Party A and nor will they reflect the amount that would be payable following termination of the Transaction in accordance with Section 6 of the Agreement. The provision of such valuations will also be subject to the applicable policies of Party A, including, without limitation, its standard terms and disclaimers for such valuations.

10.3	Events of Default

(i)	In addition to the Events of Default in Section 5 of the Agreement, each of the following shall be an additional Event of Default in respect of Party B:

(a)	If any Relevant Person:

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(I)	at any time is not in compliance with its disclosure obligations or undertakes any action that constitutes market abuse under any relevant laws; or

(II)	is on a Relevant Date in possession of any material non-public information in respect of the Issuer and/or the Shares.

For this purpose:

“Relevant Person” means Party B, and its directors, officers and employees, its Président (and its directors and officers) and its Président’s Président, each of the ultimate shareholders of Party B from time to time and any intermediate holding company through which such ultimate shareholders hold interests in Party B.

For the avoidance of doubt Relevant Date has the meaning given in 10.1(iii) above and will only include a date in respect of a Settlement Method Election if Party B gives a notice for that purpose to Party A.

(b)	The occurrence of any of the following in respect of the Pledgor:

(I)
he becomes subject to bankruptcy proceedings or a moratorium or any other form of creditor’s process including any faillite personnelle or procédure de surrendettement within the meaning of Article L. 330-1 et seq. of the French consumer code (Code de la consommation);

(II)	he becomes subject to a protection measure for mentally impaired persons (tutelle or curatelle);

(III)
he defaults, after giving effect to any applicable notice requirement or grace period, in making any payment due on the last payment or exchange date of, or any payment on early termination of, any agreement entered into between it and another party; or

(IV)
any Pledged Asset (or the Pledgor in respect of such Pledged Assets) is subject to any attachment, sequestration, expropriation, distress, execution or analogous event (including any protective attachment (saisie conservatoire) or executory attachment (saisie exécutoire) and any enforcement proceedings provided for by French law No. 91-650 of 9 July 1991).

(c)	Party B does not comply with its obligations under Paragraph 12 or the Pledgor does not comply with its obligations under the Pledge.

(ii)
The 30 day grace period in section 5(a)(ii)(1) shall not apply to a breach by Party B of paragraph 10.2(iv)(b) of this Confirmation to the extent that such breach has a material adverse impact on the value of the Pledged Shares.

4.	COLLATERAL AMENDMENTS

The following provisions are inserted into the Confirmation as paragraph 11 and 12 and the remaining paragraphs are re-numbered accordingly.

11.	CREDIT SUPPORT DOCUMENTS AND CREDIT SUPPORT PROVIDER

Mr Xavier Niel (the Pledgor), being the ultimate beneficial owner of Party B, has granted to Party A a Luxembourg law pledge (the Pledge) over a financial securities account opened in his name in the books of Credit Suisse (Luxembourg) S.A. (the Custodian) (the Pledged Account).

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The Pledge shall be a Credit Support Document and the Pledgor shall be a Credit Support Provider in each case in respect of Party B for the purposes of the Agreement.

For the avoidance of doubt:

(i)
notwithstanding any other provision of the Agreement or the Confirmation, Party A acknowledges that to the extent that the amounts due to Party A under this Agreement have not been fully satisfied as a result of the enforcement of the Pledge in respect of all the Pledged Assets, then Party A shall have no further recourse to the Pledgor including the Pledgor’s other assets and Party A will not bring claims against the Pledgor in each case to recover amounts due to Party A under this Agreement; and

(ii)	Party A acknowledges that NJJ Holding shall not be liable for the obligations of Party B under this Agreement in any way.

12.	COLLATERAL

12.1	Margin Call

(a)
Party A will determine the Actual Ratio in respect of each Exchange Business Day during the Pledge Period and if the Actual Ratio is greater than or equal to the Top-Up Ratio, Party A may send a written notice to Party B (with a copy to the Pledgor) informing them of the Actual Ratio and the Pledged Share Closing Price in respect of such Exchange Business Day and requiring the delivery of additional collateral or a prepayment of the Accrued Premium in accordance with the below (the “Top-Up Notice”). In addition to the notice details specified elsewhere in this Agreement, Party A may send the Top-Up Notice solely by email sent to (i) xniel@iliad.fr (on behalf of himself as Pledgor and as representative of Party B) or (ii) to such other email addresses in respect of Party B and the Pledgor as have been notified by Party B to Party A from time to time.

(b)
The Pledgor may only transfer additional Pledged Shares to satisfy a Top-Up Notice in whole or in part if the Pledged Share Closing Price as specified in the Top-Up Notice is greater than or equal to fifty per cent. (50%) of the Initial Pledged Share Closing Price. In addition, the number of the additional Iliad Shares transferred to the Pledged Account by the Pledgor on or prior to the Cut-off Time together with the number of Pledged Shares in the Pledged Account prior to such transfer must not exceed the Maximum Number of Pledged Shares. Further Iliad Shares transferred by the Pledgor in accordance with this paragraph will be “Additional Pledged Shares”. For the avoidance of doubt any additional Pledged Shares transferred by the Pledgor that do not comply with this paragraph 12.1(b) will not be awarded any value and will not qualify as Additional Pledged Shares.

(c)
Party B shall inform Party A having consulted with the Pledgor, on the Scheduled Trading Day following the date of the Top-Up Notice, of (I) the amount that Party B intends to transfer as cash collateral (if any); (II) the prepayment Party B intends to make to reduce the Accrued Premium (if any); and/or (III) the number of Iliad Shares that the Pledgor shall credit to the Pledged Account in compliance with the terms of sub-paragraph (b) above (if any); and

(d)	on or prior to the Cut-off Time, Party B shall either:

(i)	pay to Party A an amount in EUR as cash collateral; and/or

(ii)	prepay the Accrued Premium in accordance with the Premium Prepayment provisions of this Confirmation,

such that following such payments and taking into account the Additional Pledged Shares transferred to the Pledged Account by the Pledgor on or prior to the Cut-off Time in accordance with sub-paragraph (b) above (if any), the Actual Ratio is lower than or equal to the Restore Ratio. For the avoidance of doubt no payment is required by Party B where the Additional Pledged Shares alone are sufficient to reduce the Actual Ratio to lower than or equal to the Restore Ratio.

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(e)
Without prejudice to any other rights or remedies of Party A under the Agreement, if the amount paid by Party B to Party A under sub-paragraph (d) above differs from the amounts notified under sub-paragraph (c) above, any excess will be treated as cash collateral and any deficit will be applied first to reduce the amount of the prepayment of the Accrued Premium.

12.2	Cash Collateral – Transfer of Title

The payment by Party B of each Cash Collateral Amount to Party A shall constitute a transfer of title of the relevant Cash Collateral Amount. All rights, title and interest in and to such transferred Cash Collateral Amount will pass to Party A upon transfer.

The references to Cash Collateral Account and Cash Collateral Account Balance are for record keeping purposes only and are not accounts of Party B and do not represent any proprietary interest of Party B in the cash collateral.

12.3	Early Termination

(a)
Notwithstanding any term of the Agreement, if an Early Termination Date is designated in respect of this Transaction as a result of either an Event of Default or a Termination Event (in each case arising in respect of either party):

(i)
when determining the Close-out Amount in respect of this Transaction, the value ascribed to Party B’s obligation to pay the Accrued Premium will be equal to the Accrued Premium on the Early Termination Date (assuming that the Accrued Premium is not an Unpaid Amount); and

(ii)	an amount equal to the Cash Collateral Account Balance on the Early Termination Date will be deemed to be an Unpaid Amount due to Party B for the purposes of Section 6(e).

(b)
For the avoidance of doubt the Close-out Amount determined under Section 6(e) in relation to the Transaction documented by this Confirmation will be calculated excluding Party A’s obligation to pay an amount equal to the Cash Collateral Account Balance to Party B and any payment which was (or would have been but for section 2(a)(iii) of the Agreement) required to be made and not effectively made by Party A or Party B prior to the Early Termination Date under this paragraph 12 shall be disregarded.

12.4	Cash Collateral Account Balance and Interest on Cash Collateral

(a)
In respect of each day in a calendar month an Interest Amount shall be calculated by Party A and the Cash Collateral Account Balance shall be adjusted on the last day of the calendar month to take account of each such Interest Amount.

(b)	The Interest Amount in respect of any day is equal to the product of:

(i)	the Cash Collateral Account Balance on the preceding day; multiplied by

(ii)	EONIA in respect of that day; divided by

(iii)	365.

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12.5	Release Event

(a)	If on any Exchange Business Day including immediately after the Amendment Date:

(i)	the Actual Ratio is below the Restore Ratio;

(ii)	no Premium Repayment Event has occurred on or prior to such Exchange Business Day;

(iii)	no Event of Default or Potential Event of Default with respect to Party B has occurred on or prior to such Exchange Business Day and is then continuing; and

(iv)
no Potential Adjustment Event in respect of the Pledged Shares has occurred on or prior to such Exchange Business Day (unless Party A has already determined the relevant adjustments that are required in respect of such Potential Adjustment Event and such adjustments have been implemented by Party B and/or the Pledgor, as applicable) (together with sub-paragraphs (i) to (iii) above, the Release Conditions);

then Party B may by written notice to Party A on such Exchange Business Day (the Request Notice) require that Party A:

(i)	pay to Party B a specified amount in EUR up to a maximum amount equal to the current Cash Collateral Account Balance (the Requested Cash Amount); and/or

(ii)	release a number of Pledged Shares from the Pledged Account (the Requested Number of Iliad Shares).

Notwithstanding any other provision of the Agreement, this Confirmation or of the Pledge, the Parties agree that the possession of any material non-public information by Party B or the Pledgor in respect of the Issuer and/or the Shares will not prevent Party B from serving any Request Notice above.

(b)	The Requested Cash Amount and Requested Number of Iliad Shares (assuming such payment and/or release is made by Party A) must not result in:

(i)	the number of Iliad Shares in the Pledged Account being less than 800,000; or

(ii)	the Actual Ratio exceeding the Restore Ratio,

and any Request Notice that would result in such consequences is not valid.

(c)	Unless the Release Conditions are no longer satisfied, then by no later than 2:00 p.m. on the second Scheduled Trading Day following the receipt of a valid Request Notice:

(i)	Party A shall pay to Party B the Requested Cash Amount; and/or

(ii)	Party A shall instruct the Custodian to release from the Pledged Account the Requested Number of Iliad Shares.

(d)
Party B may not serve further Request Notices during the period from and including the service of a Request Notice to but excluding the earlier of (a) 2:00 p.m. on the third Scheduled Trading Day following the receipt of a valid Request Notice and (b) the payment of the relevant cash amount or the release of the relevant Pledged Shares.

(e)
Following the final satisfaction of all amounts due from Party B under the Agreement and no further amounts are or may in the future be payable by Party B under this Agreement, Party A shall promptly pay an amount in EUR equal to the then current Cash Collateral Account Balance to Party B and instruct the Custodian to release all Pledged Shares.

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12.6	Application of Equity Definitions to Pledged Shares

(a)
References to a Potential Adjustment Event, an Extraordinary Event, Trading Disruption, Exchange Disruption or a Disrupted Day or any other terms of the Equity Definitions in each case in this paragraph 12 in respect of the Pledged Shares shall be interpreted on the basis that:

(i)	Shares means the Pledged Shares;

(ii)	Share Issuer means the Pledged Share Issuer;

(iii)	Exchange means Paris Euronext;

(iv)	Related Exchange means All Exchanges; and

(v)	the Calculation Agent is Party A.

(b)	Notwithstanding the terms of the Equity Definitions, the consequences of such events occurring shall be solely as set out below.

12.7	Pledged Share Potential Adjustment Events

(a)
Party B shall immediately notify Party A upon becoming aware of any Potential Adjustment Event in respect of the Pledged Shares (except where such information is non-public information or Party B is otherwise bound by confidentiality obligations that would prohibit it from making such notification).

(b)
Following the occurrence of a Potential Adjustment Event in respect of the Pledged Shares, Party A shall determine (acting reasonably) whether or not any adjustments or amendments to the terms of this Agreement or the Pledge or other action are capable of being made or taken to restore the original economics of the transactions contemplated in this Agreement and the value of Party A’s security prior to such Potential Adjustment Event in respect of the Pledged Shares. If such adjustments are possible, then Party A may notify Party B and the Pledgor (such notice, a Pledged Share Adjustment Notice) of the relevant adjustments necessary to restore the original economics of the transactions contemplated in this Agreement and the value of Party A’s security prior to such Potential Adjustment Event in respect of the Pledged Shares and the time period within which such adjustments must be made (as determined by Party A acting commercially reasonably).

(c)
If Party B and the Pledgor respond to Party A confirming they agree with each adjustment as soon as reasonably practicable and, in any event, within five (5) Business Days of the date of the relevant Pledged Share Adjustment Notice, Party A, Party B and the Pledgor shall, at Party B’s expense, take whatever action is necessary (as determined by Party A acting commercially reasonably) to give effect to the notified adjustment(s), amendment(s) or action(s) (including without limitation, execution of documents, registrations, notarisations, payment of all stamp duties, registration and notarial fees and provision of legal advice, including formal legal opinions in the relevant jurisdictions), for the purposes of:

(i)	amending the terms of the Confirmation and/or the Pledge as required by Party A;

(ii)
extending the security created by the Pledge to all shares, securities, cash (and the debt represented thereby), other distributions and rights resulting from a Potential Adjustment Event including, without limitation, any substitute, alternative or additional assets (each an Additional Asset) which are not, prior to such event, the subject of such security;

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(iii)	to the extent such security is not capable of being so extended, creating new security over such Additional Assets in form and substance satisfactory to Party A; or

(iv)	to the extent such new security is not created, providing to Party A alternative security, in form and substance satisfactory to Party A,

in each case as envisaged by the Pledged Share Adjustment Notice.

(d)	A Premium Repayment Event shall occur if:

(i)	Party B or the Pledgor does not respond to Party A within five (5) Business Days of the date of the relevant Pledged Share Adjustment Notice;

(ii)
Party A has sent a Pledged Share Adjustment Notice but Party B and the Pledgor have not agreed to such proposal within five (5) Business Days of the date of the relevant Pledged Share Adjustment Notice;

(iii)
Party A determines that Party B and/or the Pledgor is not taking the relevant actions having agreed to do so (it being acknowledged that the actions must be taken as soon as reasonably possible in the circumstances due to the impact on Party A’s security and in any event within the specified time period); or

(iv)
Party A determines (acting commercially reasonably) that no adjustment can be made to restore the original economics of the transactions contemplated in this Agreement and the value of Party A’s security prior to such Potential Adjustment Event in respect of the Pledged Shares.

12.8	Premium Repayment Events

(a)	A Premium Repayment Event shall occur:

(i)	in the circumstances listed at paragraph 12.7(d) above;

(ii)	if an Extraordinary Event Date occurs in respect of the Pledged Shares;

(iii)
at least one of the following events occurs on six (6) consecutive Scheduled Trading Days in respect of the Pledged Shares: (A) a Trading Disruption; (B) an Exchange Disruption; or (C) the Exchange fails to open; or

(iv)	if a Change of Control (as defined in paragraph 12.9 below) occurs.

(b)	For the purpose of paragraph 12.7(a)(ii) above, an Extraordinary Event Date means each of the following dates:

(i)
in respect of a Merger Event (and for this purpose the words after “(a “Reverse Merger”)” in the definition of Merger Event are deleted), the date on or following the later of (i) the first public announcement of a firm intention to engage in a transaction (whether or not subsequently amended) that leads to, or could reasonably be expected to lead to, the Merger Event and (ii) the date on which Party A acting commercially reasonably determines in its sole and absolute discretion that such announcement and/or the proposed Merger Event will have a material adverse impact on the value of the Pledged Shares or on the ability of Party A to enforce the Pledge;

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(ii)
in respect of a Tender Offer (and for this purpose the reference to ‘10%’ in the definition of Tender Offer is deleted and replaced with ‘15%’), the date of the first public announcement of a firm intention to purchase or otherwise obtain the requisite number of voting shares (whether or not subsequently amended) that leads to, or could reasonably be expected to lead to, the Tender Offer;

(iii)
in respect of a Nationalization (and for this purpose the words “or any of the Pledged Shares” are inserted after “all the Shares” in the definition of Nationalization), the date of the first public announcement to nationalize (whether or not subsequently amended) that leads to, or could reasonably be expected to lead to, the Nationalization;

(iv)
in respect of an Insolvency or an Insolvency Filing, the date of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to, or could reasonably be expected to lead to, the Insolvency or Insolvency Filing; and

(v)	in respect of a Delisting, the date of the first public announcement by the Exchange of the Delisting.

12.9	Other Definitions

Actual Ratio:
Means in respect of an Exchange Business Day the ratio (expressed as a percentage) of (i) the Accrued Premium, less the Cash Collateral Account Balance, divided by (ii) the sum of (a) the Value of the Pledged Shares (as adjusted to include any prior Additional Pledged Shares or to exclude any prior Requested Number of Iliad Shares which in each case the settlement cycle has not yet completed) and (b) the Call Option Value.

Amendment Date:	Means the date notified by Party A to Party B in accordance with the terms of the letter agreement between them dated 18 August 2015 which amended this Confirmation.

Call Option Value:
Means in respect of any Exchange Business Day an amount determined by Party A in its sole discretion as equal to the greater of: (i) zero; and (ii) the marked-to-market value of the Transaction as at the close of business (5:00 pm London time) on such day in favour of Party B, calculated without taking into account (x) Party A’s obligation to repay the Final Premium on the third Exchange Business Day following the Amendment Date or (y) Party B’s obligation to pay to Party A the Accrued Premium on the Accrued Premium Payment Date.

For the avoidance of doubt, the Call Option Value can never be lower than zero and any negative marked-to-market value will be disregarded.
Cash Collateral Account:
Means the cash collateral account opened in the books of Party A, under which the amounts paid by Party B as a result of a Top Up Notice shall be recorded together with any Interest Amounts. This is an internal account for the purpose of tracking the total amount of cash collateral that has been transferred by Party B or has accrued under the interest provisions. Party B has no proprietary rights or interest in the cash recorded in such Cash Collateral Account.

Cash Collateral Account Balance:	Means in respect of any day an amount equal to:

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(a)	the Cash Collateral Account Balance on the preceding day;

(b)	plus any Cash Collateral Amount paid by Party B to Party A on such day;

(c)	less any Requested Cash Amount paid by Party A to Party B on such day;

(d)	less any portion of the Cash Collateral Account Balance applied on such day to prepay the Accrued Premium; and

(e)
if such day is the last calendar day of the month, as adjusted to take into account the aggregate of the Interest Amounts that accrued in respect of such calendar month on the Cash Collateral Account Balance.

Cash Collateral Amount:	Each amount of cash transferred by Party B in respect of a Top-Up Notice under paragraph 12.1

Change of Control:	means the occurrence of any of the following events:

(a)
the Pledgor ceases to hold, for any reason whatsoever, directly or indirectly at least ninety per cent. (90%) of the share capital and of the voting rights of NJJ Holding on both a diluted and non-diluted basis (or ceases to be economically exposed to that extent as a result of any financial instrument transaction or any similar transaction); and/or

(b)	the Pledgor ceases to have the right individually to appoint and/or to revoke the majority of the members of the board, the president or the executive director of NJJ Holding;

(c)
NJJ Holding ceases to hold, for any reason whatsoever, directly or indirectly 90% (ninety per cent) of the share capital and of the voting rights of Party B on both a diluted and non-diluted basis (or ceases to be economically exposed to that extent as a result of any financial instrument transaction or any similar transaction); and/or

(d)
the death of the Pledgor (for the avoidance of doubt, the death of the Pledgor alone is sufficient to constitute a Change of Control and the occurrence of the Change of Control does not depend on whether or not the assets of the Pledgor’s estate have been distributed to the relevant beneficiaries and/or creditors).

Cut-off Time:	2:00 p.m. (Paris Time) on the second Scheduled Trading Day following the date of the Top-Up Notice.

EONIA:	means in respect of any day, the overnight rate calculated by the European Central Bank and published on Reuters Screen EONIA Page in respect of that date.

Iliad Shares:	The fully paid ordinary shares of the Pledged Share Issuer (ISIN: FR0004035913) and “Iliad Share” means any one of them.

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Initial Pledged Share Closing Price:	means the Pledged Share Closing Price in respect of the Exchange Business Day prior to the Amendment Date.

Maximum Number of Pledged Shares:	2,580,000.

Pledge Period:	The period from (and including) the Amendment Date to (and including) the Maturity Date.

Pledged Share Closing Price:
In respect of any Exchange Business Day, the official closing price per Iliad Share as published on Bloomberg using the HP function in respect of the Iliad Shares traded only on the Exchange (or any successor page thereto), provided that if (A) such day is a Disrupted Day in respect of the Pledged Shares or (B) Bloomberg does not publish an official closing price for the Pledged Shares or (C) for any reason, the Calculation Agent determines in good faith and acting in a commercially reasonable manner that the price so published is erroneous or does not represent a tradeable price, then the Calculation Agent will determine in good faith an estimate of the price per Iliad Share on that day.

Pledged Share Issuer:
Iliad, a société anonyme, incorporated under the laws of France, whose registered office is at 16, rue de la Ville l’Evêque, 75008 Paris, France, and that is entered in the Register of Commerce and Affiliates of Paris under No. B 342 376 332.

Pledged Assets:	Means the Pledged Shares and any other asset which is subject to the security interest created by the Pledge.

Pledged Shares:	The Iliad Shares credited to the Pledged Account and “Pledged Share” means any one of them.

Restore Ratio:	45%

Top-up Ratio:	55%

Value of the Pledged Shares:
Means in respect of any Exchange Business Day, an amount equal to the product of (i) the Pledged Share Closing Price and (ii) the lowest of (a) the number of Pledged Shares at the time the Value of the Pledged Shares is being calculated and (b) the Maximum Number of Pledged Shares.

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ANNEX 2

DOCUMENTS TO BE DELIVERED

PART 1

 CONDITIONS PRECEDENT

The Conditions Precedent are set out below and will only be satisfied if delivered in a form and substance satisfactory to Party A. Other than the Executed Agreements, the Legal Opinions and the financial statements of Party B, each of the documents will be covered by the Section 3(d) Representation given by Party B. In respect of the financial statements, Party B represents that the financial statements fairly represented Party B’s financial condition as at the date at which the financial statements were drawn up.

1.	EXECUTED AGREEMENTS

Each of the following documents executed by the parties to those documents:

(a)	this Amendment; and

(b)	the Pledge.

2.	DOCUMENTS IN RESPECT OF PARTY B AND ITS PRÉSIDENT

(a)	An up to date copy of the statuts (company articles) of Party B and NJJ Holding respectively.

(b)
An up to date electronic copy of the Extrait Kbis in respect of NJJ Holding and Party B respectively evidencing that NJJ Holding is the Président of Party B and the Pledgor is the Président of NJJ Holding.

(c)
An up to date electronic copy of a non-bankruptcy certificate (certificat de non faillite) and a lien search (état des inscriptions) in respect of Party B and NJJ Holding, in each case dated not more than one month prior to the Amendment Date.

(d)	Party B’s most recent audited financial statements.

(e)	A certificate of Party B certifying that each copy document relating to it specified above is accurate, complete and in full force and effect on the Amendment Date.

3.	PLEDGOR

A copy of any satisfactory document evidencing that the Initial Number of Iliad Shares have been deposited in the Pledged Account and that Societe Generale has confirmed that it has undertaken any steps to implement the procédure nominative administrée with respect to the Iliad Shares owned by the Pledgor linked to the mandate that has been granted to the Custodian to administer and operate the Pledged Account.

4.	LEGAL OPINIONS

(a)	A French legal opinion of Bredin Prat, legal advisers to Party B as to capacity, existence and authority in respect of Party B in respect of this Amendment.

(b)	A Luxembourg legal opinion of Allen & Overy, Luxembourg as to the legal validity of the Pledge.

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PART 2

OTHER DOCUMENTS TO BE DELIVERED

In addition to the documents listed in the Confirmation and in Part 1 of this Annex 2, Party B also agrees to provide each of the following documents for the purpose of Section 4(a)(ii).

1.	FINANCIAL STATEMENTS

Party B shall supply to Party A as soon as the same become available, but in any event within five and a half calendar months after the end of each of its financial years, its audited financial statements for the relevant financial year which shall be prepared in accordance with French generally accepted accounting principles. Such financial statements should be consolidated but only to the extent that Party B prepares consolidated statements.

Party B represents each time it delivers financial statements that the financial statements fairly represented Party B’s financial condition as at the date at which the financial statements were drawn up.

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